As filed with the Securities and Exchange Commission on April 1, 2026
File No. 333-289700
UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM N-14
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933 [X]
PRE-EFFECTIVE AMENDMENT NO. [ ]
POST-EFFECTIVE AMENDMENT NO. 1
JOHN HANCOCK INVESTMENT TRUST
(EXACT NAME OF REGISTRANT AS SPECIFIED IN CHARTER)
200 BERKELEY STREET
BOSTON, MASSACHUSETTS 02116
(ADDRESS OF PRINCIPAL EXECUTIVE OFFICES) (ZIP CODE)
REGISTRANT'S TELEPHONE NUMBER, INCLUDING AREA CODE
(800) 225-5291
CHRISTOPHER SECHLER, ESQ.
200 BERKELEY STREET
BOSTON, MASSACHUSETTS 02116
(NAME AND ADDRESS OF AGENT FOR SERVICE)
COPIES OF COMMUNICATIONS TO:
MARK P. GOSHKO, ESQ.
K&L GATES LLP
ONE CONGRESS STREET, SUITE 2900
BOSTON, MASSACHUSETTS 02114
_______________________________________________________
Approximate Date Of Proposed Public Offering: As soon as practicable after the effective date of this Registration Statement.
Title of securities being registered: Shares of beneficial interest of the Registrant.
________________________________________________________
Calculation of Registration Fee under the Securities Act of 1933: No filing fee is due because of reliance on Section 24(f) of the Investment Company Act of 1940, which permits registration of an indefinite number of securities.

JOHN HANCOCK INVESTMENT TRUST (“REGISTRANT”)
CONTENTS OF REGISTRATION STATEMENT
This Registration Statement contains the following papers and documents:
Cover Sheet
Contents of Registration Statement
Part A — Proxy Statement and Prospectus - Incorporated herein by reference to the definitive form of Proxy Statement/Prospectus filed pursuant to Rule 497 under the Securities Act of 1933, as amended (“Securities Act”), on September 18, 2025, SEC accession number 0001193125-25-207196.
Part B — Statement of Additional Information - Incorporated herein by reference to the definitive form of Statement of Additional Information filed pursuant to Rule 497 under the Securities Act, on September 18, 2025, SEC accession number 0001193125-25-207196.
Part C — Other Information
Signature Page
Exhibits - The sole purpose of this filing is to file as exhibits, with respect to the reorganization described in the Registrant’s definitive Registration Statement on Form N-14, filed on September 18, 2025: (i) the executed Agreement and Plan of Reorganization, as required by Item 16(4) of Form N-14; (ii) the opinion of counsel supporting the tax matters and consequences to shareholders of the reorganization, as required by Item 16(12) of Form N-14; and (iii) the consent of counsel with respect to the filing of such tax opinion. Part C of this Registration Statement has been updated as necessary.

Part C
Other Information
Item 15. Indemnification
No change from the information set forth in Item 30 of the most recently filed amendment to the Registration Statement of John Hancock Investment Trust (the “Registrant”) on Form N-1A under the Securities Act of 1933, as amended (the “1933 Act”), and the Investment Company Act of 1940, as amended (File Nos. 002-10156 and 811-00560) as filed with the Securities and Exchange Commission (the “SEC”) on February 25, 2026 (accession number 0001193125-26-071222), which information is incorporated herein by reference.
Item 16. Exhibits
1.(a)
Amended and Restated Declaration of Trust dated January 22, 2016. – previously filed as exhibit 99.(a) to post-effective amendment no. 154 filed on February 25, 2016, accession number 0001133228-16-007639.

1.(a).1
Amendment dated December 13, 2018 to the Amended and Restated Declaration of Trust dated January 22, 2016. –
previously filed as exhibit 99.(a).1 to post-effective amendment no. 189 filed on February 28, 2019, accession number
0001133228-19-000768.

2.(a)	Amended and Restated By-Laws dated March 8, 2005. – previously filed as exhibit 99.(b) to post-effective amendment no. 98 filed on May 2, 2005, accession number 0001010521-05-000151.
2.(a).1
Amendment dated March  11, 2008 to the Amended and Restated By-Laws dated March  8, 2005. – previously filed as exhibit 99.(b).1 to post-effective amendment no. 111 filed on February  27, 2009, accession number
0000950135-09-001332.

2.(a).2
Amendment dated June  9, 2009 to the Amended and Restated By-Laws dated March  8, 2005. – previously filed as exhibit
99.(b).2 to post-effective amendment no. 113 filed on December  17, 2009, accession number
0000950123-09-071584.

2.(a).3
Amendment dated August  31, 2010 to the Amended and Restated By-Laws dated March  8, 2005. – previously filed as exhibit 99.(b).4 to post-effective amendment no. 115 filed on February  25, 2011, accession number
0000950123-11-017991.

2.(a).4
Amendment dated March 10, 2016 to the Amended and Restated By-Laws dated March  8, 2005. – previously filed as exhibit 99.(b).4 to post-effective amendment no. 156 filed on March 14, 2016 accession number No.
0001133228-16-008195.

3	Not applicable.
4	Agreement and Plan of Reorganization. – FILED HEREWITH.
5	See Exhibits 1 and 2.
6.(a)
Amended and Restated Advisory Agreement dated June 30, 2020 between John Hancock Investment Trust (the
“Registrant”) and John Hancock Investment Management LLC[1]  (the “Advisor”) relating to John Hancock Fundamental
Large Cap Core Fund. – previously filed as exhibit 99.(d).1 to post-effective amendment no. 205 filed on July 27, 2020 accession number No. 0001133228-20-004475.

6.(a).1
Amendment to the Advisory Agreement dated September 22, 2022 between the Registrant and the Advisor relating to
John Hancock Fundamental Large Cap Core Fund. –  previously filed as exhibit 99.(d).8 to post-effective amendment no.
221 filed on February 23, 2023, accession number 0001133228-23-000641.

6.(a).2
Sub-Advisory Agreement dated December 31, 2005 (“Manulife IM Sub-Advisory Agreement”) among the Registrant, the
Advisor, and Manulife Investment Management (US) LLC[2] relating to John Hancock Balanced Fund and John Hancock
Fundamental Large Cap Core Fund. –  previously filed as exhibit 99.(d).8 to post-effective amendment no. 100 filed on
February  14, 2007, accession number 0001010521-07-000179.

6.(a).3
Amendment dated May 17, 2013 to the Manulife IM Sub-Advisory Agreement. –  previously filed as exhibit 99.(d).9 to post-effective amendment no. 126 filed on February 26, 2014, accession number 0001133228-14-000824.

7.(a)
Amended and Restated Distribution Agreement dated June 30, 2020 between the Registrant and John Hancock
Investment Management Distributors LLC (the “Distributor”). – previously filed as exhibit 99.(e) to post-effective amendment no. 205 filed on July 27, 2020 accession number No. 0001133228-20-004475.

8	Not Applicable.
9.(a)
Master Global Custodial Services Agreement dated March 3, 2014 among John Hancock Mutual Funds and Citibank. N.A.
– previously filed as exhibit 99.(g).1 to post-effective amendment no. 142 filed on June 15, 2015, accession number
0001133228-15-002717.

9.(a).1
Amendment dated August 1, 2019 to Master Global Custodial Services Agreement dated March 3, 2014 among John
Hancock Mutual Funds and Citibank. N.A. – previously filed as exhibit 99.(g).3 to post-effective amendment no. 205 filed on July 27, 2020 accession number No. 0001133228-20-004475.

9.(a).2
Amendment dated July 1, 2024 to Master Global Custodial Services Agreement dated March 3, 2014 among John
Hancock Mutual Funds and Citibank, N.A. – previously filed as exhibit 99.(g)(6) to post-effective amendment No. 229 filed on December 20, 2024 accession number No. 0001193125-24-282678.

10.(a)
Rule 18f-3 Plan. Amended and Restated Multiple Class Plan pursuant to Rule 18f-3 dated October 23, 2020 (“18f-3
Plan”), for certain John Hancock Mutual Funds advised by John Hancock Investment Management LLC. – previously filed as exhibit 99.(n) to post-effective amendment No. 229 filed on December 20, 2024 accession number No.
0001193125-24-282678.

10.(a).1
Amended and Restated Distribution Plan pursuant to Rule 12b-1 dated June 30, 2020 relating to Class A Shares of John
Hancock Fundamental Large Cap Core Fund. –  previously filed as exhibit 99.(m).1 to post-effective amendment no. 205 filed on July 27, 2020 accession number No. 0001133228-20-004475.

10.(a).2
Amended and Restated Distribution Plan pursuant to Rule 12b-1 dated June 30, 2020 relating to Class C Shares of John
Hancock Fundamental Large Cap Core Fund. –  previously filed as exhibit 99.(m).6 to post-effective amendment no. 205 filed on July 27, 2020 accession number No. 0001133228-20-004475.

11
Opinion and Consent of K&L Gates LLP regarding legality of issuance of shares and other matters. – previously filed as exhibit 11 to the registration statement on Form N-14 filed on August 18, 2025, accession No.
0001193125-25-182756.

12.(a)	Opinion of K&L Gates LLP on tax matters. – FILED HEREWITH.
12.(a).1	Consent of K&L Gates LLP. – FILED HEREWITH.
13.(a)
Amended and Restated Transfer Agency and Service Agreement dated July  1, 2013 (“Restated Transfer Agency
Agreement”) between John Hancock Mutual Funds advised by John Hancock Investment Management LLC and John
Hancock Signature Services, Inc. – previously filed as exhibit 99.(h).5 to post-effective amendment no. 124 filed on
December 19, 2013, accession number 0001133228-13-005026.

13.(a).1
Amendment dated October 1, 2013 to the Restated Transfer Agency Agreement. – previously filed as exhibit 99.(h).6 to post-effective amendment no. 124 filed on December 19, 2013, accession number 0001133228-13-005026.

13.(a).2
Amendment dated June 27, 2024 to Restated Transfer Agency Agreement. – previously filed as exhibit 99.(h)(5) to post-effective amendment no. 228 filed on August 6, 2024, accession number 0001193125-24-194961.

13.(a).3
Amended and Restated Service Agreement dated June 24, 2021 between the Registrant and the Advisor.  – previously filed as exhibit 99(h)(6) to post-effective amendment no. 166 filed on July 16, 2021 accession No.
0001133228-21-003918.

13.(a).4
Amendment dated September 22, 2022 to the Amended and Restated Service Agreement dated June 24, 2021 between the Registrant and the Advisor relating to John Hancock Fundamental Large Cap Core Fund. – previously filed as exhibit
99.(h).7 to post-effective amendment no. 221 filed on February 23, 2023, accession number 0001133228-23-000641.

13.(a).5
Service Agreement dated June 30, 2020 among the Registrant, the Advisor, and the Registrant’s Chief Compliance
Officer. – previously filed as exhibit 99.(h).7 to post-effective amendment no. 205 filed on July 27, 2020 accession number No. 0001133228-20-004475.

13.(a).6
Class A Service Agreement dated February  1, 2000 among Charles Schwab & Co., Inc., the Distributor, and John Hancock
Signature Services, Inc. relating to John Hancock Fundamental Large Cap Core Fund. –  previously filed as exhibit 99.(h).2 to post-effective amendment no. 87 filed on December  22, 2000, accession number 0001010521-00-000496.

13.(a).7
Services Agreement dated March 3, 2014 among John Hancock Mutual Funds and Citi Fund Services Ohio, Inc. –
previously filed as exhibit 99.(h).9 to post-effective amendment no. 142 filed on June 15, 2015, accession number
0001133228-15-002717.

13.(a).8
Amendment dated February 1, 2015 to Services Agreement dated March 3, 2014 among John Hancock Mutual Funds and Citi Fund Services Ohio, Inc. – previously filed as exhibit 99.(h).10 to post-effective amendment no. 142 filed on
June 15, 2015, accession number 0001133228-15-002717.

13.(a).8
Amendment dated September 1, 2019 to Services Agreement dated March 3, 2014 among John Hancock Mutual Funds and Citi Fund Services Ohio, Inc. – previously filed as exhibit 99.(h).10 to post-effective amendment no. 205 filed on
July 27, 2020 accession number No. 0001133228-20-004475.

13.(a).9
Amendment dated June 1, 2021 to Services Agreement dated March 3, 2014 among John Hancock Mutual Funds and
Citi Fund Services Ohio, Inc. – previously filed as exhibit 99(h)(11) to post-effective amendment no. 166 filed on July 16,
2021 accession No. 0001133228-21-003918.

13.(a).10
Expense Limitation Letter Agreement and Voluntary Expense Limitation Notice dated March 27, 2025 between the
Registrant and the Advisor. –  previously filed as exhibit 99(h)(13) to post-effective amendment no. 231 filed on July 28,
2025, accession number 0001193125-25-166129.

13.(a).11
Agreement to Waive Advisory Fees and Reimburse Expenses dated October 9, 2024 between the Registrant and the
Advisor. – previously filed as exhibit 99(h)(14) to post-effective amendment no. 230 filed on February 26, 2025, accession number 0001193125-25-036712.

13.(a).12
Fund of Funds Investment Agreement dated January 19, 2022 between the Registrant and John Hancock Variable
Insurance Trust. –  previously filed as exhibit 99(h)(14) to post-effective amendment no. 217 filed on February 24, 2022 accession No. 0001133228-22-000821.

14	Consent of Independent Registered Public Accounting Firm. – previously filed as exhibit 14 to the registration statement on Form N-14 filed on August 18, 2025, accession No. 0001193125-25-182756.
15	Not Applicable.
16	Power of Attorney. – FILED HEREWITH.
17	Form of Proxy Card. – previously filed as exhibit 17 to the registration statement on Form N-14 filed on August 18, 2025, accession No. 0001193125-25-182756.
1
Prior to June 28, 2019, John Hancock Investment Management LLC was known as John Hancock Advisers, LLC.
2
Prior to May 7, 2019, Manulife Investment Management (US) LLC was known as John Hancock Asset Management a division of Manulife Asset Management (US) LLC (formerly known as Sovereign Asset Management, LLC).
Item 17. Undertakings
(1) The undersigned Registrant agrees that prior to any public reoffering of the securities registered through the use of a prospectus which is a part of this Registration Statement by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c) of the Securities Act of 1933, the reoffering prospectus will contain the information called for by the applicable registration form for reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.
(2) The undersigned Registrant agrees that every prospectus that is filed under paragraph (1) above will be filed as part of an amendment to the Registration Statement and will not be used until the amendment is effective, and that, in determining any liability under the Securities Act of 1933, each post-effective amendment shall be deemed to be a new registration statement for the securities offered therein, and the offering of the securities at that time shall be deemed to be the initial bona fide offering of them.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, as amended (the “1933 Act”) the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, duly authorized, in the City of Boston and The Commonwealth of Massachusetts, on the 1st day of April, 2026.
JOHN HANCOCK INVESTMENT TRUST
By:	/s/ Kristie M. Feinberg
Name: Kristie M. Feinberg Title: President (Chief Executive Officer and Principal Executive Officer) and Trustee
Pursuant to the requirements of the 1933 Act, this Registration Statement has been signed below by the following persons in the capacities and on the date(s) indicated.
Signature	Title	Date
/s/ Kristie M. Feinberg	President (Chief Executive Officer and Principal Executive Officer) and Trustee	April 1, 2026
Kristie M. Feinberg
/s/ Fernando A. Silva	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	April 1, 2026
Fernando A. Silva
/s/ Andrew G. Arnott*	Trustee	April 1, 2026
Andrew G. Arnott
/s/ William K. Bacic*	Trustee	April 1, 2026
William K. Bacic
/s/ James R. Boyle*	Trustee	April 1, 2026
James R. Boyle
/s/ Noni Ellison McKee*	Trustee	April 1, 2026
Noni Ellison McKee
/s/ Grace K. Fey*	Trustee	April 1, 2026
Grace K. Fey
/s/ Dean C. Garfield*	Trustee	April 1, 2026
Dean C. Garfield
/s/ Christine L. Hurtsellers*	Trustee	April 1, 2026
Christine L. Hurtsellers
/s/ Deborah C. Jackson*	Trustee	April 1, 2026
Deborah C. Jackson
/s/ Hassell H. McClellan*	Trustee	April 1, 2026
Hassell H. McClellan
/s/ Kenneth J. Phelan*	Trustee	April 1, 2026
Kenneth J. Phelan
/s/ Frances G. Rathke*	Trustee	April 1, 2026
Frances G. Rathke
/s/ Thomas R. Wright*	Trustee	April 1, 2026
Thomas R. Wright
*
By: Power of Attorney.

By:	/s/ Mara Moldwin
Mara Moldwin Attorney-In-Fact
*
Pursuant to Power of Attorney filed herewith.

Exhibit Index
4	Agreement and Plan of Reorganization .
12(a)	Opinion of K&L Gates LLP on tax matters .
12(a)(1)	Consent of K&L Gates LLP.
16	Power of Attorney.